Exhibit 10.30

HERITAGE PHYSICIAN NETWORKS

ANCILLARY PARTICIPATION AGREEMENT

NOTICE: THIS AGREEMENT IS SUBJECT TO BINDING ARBITRATION

PURSUANT TO THE TEXAS GENERAL ARBITRATION ACT AND THE

COMMERCIAL ARBITRATION RULES OF THE

AMERICAN ARBITRATION ASSOCIATION

THIS ANCILLARY PARTICIPATION AGREEMENT (the “Agreement”) is made and entered into as of the 1st day of March, 2004, by and between Heritage Physician Networks, a Texas non-profit corporation certified pursuant to Section 162.001 et seq. of the Texas Medical Practice Act (hereinafter referred to as “HPN”) and CDS Health Management Inc. (d/b/a Certified Diabetic Supplies) a legal entity licensed to provide health care services in the State of Texas (hereinafter referred to as “Provider”), who are collectively referred to hereinafter as “the Parties.”

WITNESSETH:

WHEREAS, HPN is established for the primary purpose of developing health care provider panels to provide health care services to members enrolled in health plans that have contracted with HPN;

WHEREAS, Provider is duly licensed (and the members of such entity are duly licensed) to provide health care services in the State of Texas, whose licenses are without limitation or restriction, and who desire to participate in the health care provider panel described herein;

WHEREAS, HPN desires to enter into a contract with Provider under which Provider agrees to (i) comply with the reimbursement and utilization management mechanisms established by HPN; (ii) participate in and comply with the policies and procedures that may be adopted from time to time by HPN and contracted Payers; and (iii) join HPN in its commitment to satisfy patient needs in its service area, through a cost-effective, integrated continuum of health care services; and

WHEREAS, Provider desires to enter into an agreement with HPN to participate in a health care provider panel established by HPN to render health care services in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed, intending to be legally bound, by and between the parties hereto as follows:

ARTICLE 1

DEFINITIONS

1.1 ADA shall mean the Americans with Disabilities Act.

1.2 Advance Directives shall mean a Member’s written instructions, recognized under State law, relating to the provision of health care when the Member is incapacitated.

1.3 Centers for Medicare and Medicaid Services (“CMS”) shall mean the administrative agency of the U.S. Government responsible for administering the Medicare program. Formerly known as the Health Care Financing Administration (HCFA).

1.4 Clean Claim shall mean, as defined by the Texas Insurance Code, a claim submitted by Provider for medical care or health care services rendered to a Member under a Payer Plan with documentation reasonably necessary for HPN or a Payer to process the claim, which contains: (i) the required data elements set forth in §21.2803(b); (ii) the attachments of which Provider has been properly notified as necessary for processing pursuant to §21.2803(c); (iii) any additional elements of which Provider has been properly notified pursuant to §21.2803(b) relating to this title and in §21.2805 relating to disclosure of additional clean claim elements; (iv) the amount paid by the primary plan or valid coverage pursuant to §21.2803(e) relating to this title; and (v) any revised data elements, attachments, and additional Clean Claim elements which Provider has been properly notified pursuant to §21.2806 of this title. HPN’s requirements for a Clean Claim are outlined in Exhibit E of this Agreement.

1.5 Covered Services shall mean the health care services, including Emergency Care, that are within Provider’s capabilities, which Provider is licensed to provide, and that are rendered to a Member by Provider for which a Payer is obligated to pay or reimburse pursuant to a Payer Plan.

1.6 Department shall mean the Texas Department of Insurance.

1.7 Emergency Care shall mean services furnished in order to evaluate and stabilize medical conditions of a recent onset and severity, including, but not limited to, severe pain that would lead a prudent layperson, possessing an average knowledge of medicine and health, to believe his or her condition, sickness, or injury is of such nature that failure to get immediate medical care could result in: (i) serious impairment to bodily functions; (ii) serious dysfunction of any body organ or part; (iii) placing a Member’s health in serious jeopardy; (iv) serious disfigurement; or (v) in the case of a pregnant woman, serious jeopardy to the health of the fetus. In no event will “Emergency Care” be interpreted under this Agreement so as to conflict with emergency service obligations under State or federal law.

1.8 HEDIS shall mean the Health plan Employer Data and Information Set.

1.9 HIPAA shall mean the Health Insurance Portability and Accountability Act of 1996 and as amended and as implemented by CMS and the U. S. Department of Health and Human Services pursuant to which the Parties agree to the terms and conditions of the Business Associate Addendum, attached hereto as Exhibit F and made a part of this Agreement.

1.10 Hospitalist shall mean a provider contracted by HPN to oversee inpatient Covered Services, including authorizing all inpatient provider consultations, participating in discharge planning, and assisting in-the documentation of such inpatient care as required by HPN.

1.11 Medically Necessary, means those health care services provided to a Member that are (i) appropriate and necessary for the symptoms, diagnosis, or treatment of the Member’s injury or disease; (ii) provided for the diagnosis or direct care and treatment of the Member’s injury or disease; (iii) within standards of good medical practice established by the organized medical community; (iv) not primarily for the convenience of the Member, Provider, or another provider; and (v) provided at an appropriate supply or level of service needed to provide safe and adequate care. The final determination of whether a service, supply or benefit was Medically Necessary shall be made by Payer or its designee, subject to appeal under the applicable grievance and appeals procedures.

1.12 Medicare Advantage (MA) means the comprehensive managed care program for Medicare created under the Balanced Budget Act of 1997 and contained -in Title XVIII; Part C of the Social Security Act (§§ 1851-1859; 42 U.S.C.A. §§ 1395w-21 to -28 (West Supp. 1999)) and the rules and regulations promulgated thereunder and as amended by the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (DIMA), or as may be amended from time to time. Medicare Advantage program requirements are set forth in Exhibit D attached to and made part of this Agreement. MA is foimerly known as the Medicare+Choice Program.

1.13 Members shall mean those employees or members and their dependents who have elected to receive health care services from Participating Providers and who are eligible to receive such services under a Payer Plan.

1.14 NCOA shall mean the National Committee on Quality Assurance.

1.15 Open Access Payer shall mean Risk Payers that allow Members the right to seek certain health care services from network providers without Prior Authorization or notification by another network provider.

1.16 Out-of-Area Services shall mean those Urgently Needed Services (as defined in Exhibit D related to the Medicare Advantage program) and Emergency Care provided while a Member is outside Provider Service Area.

1.17 Participating Facility shall mean a hospital or other licensed acute care facility, skilled nursing facility or other health care facility that has entered into a written agreement with HPN or Payer to provide Covered Services to Members within the scope of the facility’s license.

1.18 Participating Provider shall mean a Participating Facility, physician, or legal entity duly licensed to provide health care services, or other licensed health care professional, practitioner, provider or facility that has entered into an agreement, directly or indirectly, with HPN or a Payer to provide Covered Services to Members.

1.19 Payer shall mean any entity, including, but not limited to, employers, unions, associations, insurers, health maintenance organizations, Medicare (CMS), Medicaid (Title XIX) agency, or provider service organization/network that has contracted with HPN to arrange for Covered Services to be provided to Members of their Payer Plans.

1.20 Paver Plan, shall mean the health benefit programs for which a Payer is obligated to provide, arrange, administer, and/or finance health care services, provider networks, administrative or other related services pursuant to a written agreement between a public or private employer, governmental entity or other entity and a Payer.

1.21 Payer Agreements shall mean those agreements entered into, directly or indirectly, by and between HPN and Payers that describe the terms and conditions under which Payer shall have access to HPN’s panel of health care providers.

1.22 Primary Care Physician “PCP”), also referred to as a personal physician, shall mean a Participating Provider who accepts responsibility for rendering Primary Care Physician Services and coordinating referral care for specified Members under an agreement with HPN. Unless otherwise determined by HPN, Primary Care Physician shall only include physicians in family practice, general practice, internal medicine, or pediatrics.

1.23 Primary Care Physician Services are the Covered Services, comprising initial and continuing health care, including basic or initial diagnosis and treatment, health supervision, management of chronic conditions and preventive health services, and ongoing management of referrals to consultants, other ancillary providers and community resources.

1.24 Provider Service Area shall mean the geographic area within which Provider is responsible for providing Covered Services to Members.

1.25 Risk Payer shall mean Payers that have contracted with HPN for the provision of Covered Services to Members where HPN has been assigned financial risk for the cost of professional and/or institutional services.

1.26 State shall mean the State of Texas.

1.27 Subcontractor means an entity or person with whom Provider has contracted directly or indirectly for the provision of Covered Services under this Agreement as set forth in Section 2.18.

1.28 Urgent Care Services shall mean health care services, other than Emergency Care, which are typically provided in settings such as a physician or provider’s office or urgent care center, as a result of an acute injury or illness that is severe or painful enough to lead a prudent layperson, possessing an average knowledge of medicine and health, to believe that his or her condition, illness or injury is of such a nature that failure to obtain treatment within a reasonable period of time would result in serious deterioration of the condition of his or her health.

1.29 Utilization/Quality Management Committee shall mean a committee designated by HPN to monitor and review the provision of Covered Services to Members.

ARTICLE 2

DUTIES AND OBLIGATIONS OF PROVIDER

2.1 Participation in Payer Plan. Provider shall participate in Payer Plans according to Section 5.1 hereof and shall provide Covered Services to Members’ in accordance with (i) the terms and conditions of this Agreement; (ii) Payer Plans; (iii) Payer Agreements; and (iv) all laws, rules and regulations, policies and procedures applicable to Provider, HPN or a Payer. Provider acknowledges that the Payers contracting with HPN, in coordination with the Hospitalist, have the right to immediately withdraw Members from the care of Provider in the event the health or safety of a Member is endangered by the actions of Provider or by reason of the Provider’s failure to provide Covered Services in accordance with the quality improvement and utilization management programs of the Payer and/or HPN.

2.2 Compliance with Medicare Advantage Program. With respect to Members of Payer Plans constituting Medicare Advantage plans, Provider agrees to comply with the provisions set forth in Exhibit D.

2.3 Compliance with Credentialing Criteria. Provider shall comply with all credentialing criteria, requirements, and standards as determined by HPN and Payers and as established by NCQA and Payer Agreements.

2.4 Cooperation with Utilization Management, Quality Improvement and Other Managed Care Requirements. Provider shall participate in and comply with quality improvement activities, credentialing activities, utilization management activities, Hospitalist program, member grievance and appeal procedures, member satisfaction activities, medical records review, formulary programs, preventive health policies and programs and other related policies and programs as established by HPN and/or Payer. Provider shall comply with all additional policies and procedures of the applicable Payer, including, without limitation, those relating to Advance Directives. Provider shall provide information regarding treatment options in a culturally competent manner. The parties agree that all activities conducted by HPN and Provider pursuant to the utilization management and quality improvement programs and in connection with provider credentialing by HPN shall be conducted, to the extent practicable, in such a manner as to be subject to and obtain the privileges and immunities of applicable laws pertaining to peer review activities.

2.5 Managed Care Efforts. Provider shall utilize the managed care methods and practices consistent with sound health care practices as determined in accordance with accepted community professional standards for rendering quality care. Provider shall abide by the procedures and criteria adopted by HPN and/or Payer to monitor the necessity and quality of Covered Services provided to Members and cooperate fully with HPN and Payer in the development of appropriate approaches to manage care consistent with sound health care practice.

2.6 Prior Authorization. Unless HPN or a specific Payer Plan contains no requirement for prior authorization of services, or except for Emergency Care, Provider agrees not to seek payment from HPN or a Payer for Covered Services rendered to a Member unless prior authorization or notification was obtained for the rendering of such services as required by HPN or the applicable Payer

Plan. Prior authorization for Members of Payer Plans offered by Risk Payers may only be given by HPN. If required prior authorization/notification for Members of Open Access Payer Plans shall be given by HPN. Except for Emergency Care, Provider agrees to obtain prior authorization, by telephone if necessary, before admitting a Member either as an inpatient or for specific outpatient services; provided, however, that Urgent Care Services shall be provided within twenty-four (24) hours of HPN or the applicable Payer being contacted by the Member or a person acting on behalf of the Member. If prior authorization cannot be obtained, Provider agrees to notify (i) HPN or Payer, as required by this Section 2.7; and (ii) the appropriate Primary Care Physician, or, in the case of an inpatient admission, the Hospitalist, as soon as possible, but no later than twenty-four (24) hours after admission, or on the next business day.

2.7 Eligibility. Except for Emergency Care, Provider shall verify with the applicable Payer Plan the eligibility of a Member before admitting or providing Covered Services to such Member. Payers have final authority over eligibility determinations. Upon receipt of notification of ineligibility of a Member who is currently being treated by Provider, Provider shall use reasonable efforts (i) to advise such Member of alternative health care providers, programs or arrangements, if any, available to such Member; and (ii) to assist in the transfer of such Member whose responsibility for treatment is assumed by another health care provider. Nothing in this Agreement removes the obligation of Provider to not abandon any Member who is a patient.

2.8 No Guarantee of Utilization. Provider acknowledges that HPN and Payers have the sole discretion as to which Payer Plans utilize Provider and that HPN and Payers in no way guarantee that a particular number of Members, if any, will choose or be assigned to Provider.

2.9 Covered Services. Provider will provide Covered Services to Members in accordance with the terms set forth in this Agreement, the applicable Payer Agreement, and the applicable Payer Plan, in the same manner, in accordance with the same standards, and within the same time availability, as provided to Provider’s non-Member patients. Provider shall not refuse to accept any Member as a patient on the basis of Payer Plan, health status or medical condition of such patient except upon approval of HPN’s Utilization/Quality Management Committee. Provider shall assist HPN in monitoring accessibility to care for Members, including scheduling of appointments and waiting times. Provider shall provide only those Covered Services that Provider customarily and normally provides to non-Member patients. Provider shall provide Covered Services at Provider’s facilities to Members. Provider and Provider’s staff and administrative personnel shall treat Members promptly, fairly, and courteously. The primary concern of Provider shall be the quality of Covered Services provided to Members.

2.10 Out-of-Area Services. Provider shall cooperate fully with HPN in HPN’s activities relating to management and coordination of Out-of-Area Services.

2.11 Nondisclosure. In accordance with Section 9.5 hereof, Provider shall not disclose the terms of this Agreement or any Payer Agreement, including, but not limited to, any fee schedule, without the prior written consent of HPN. This provision does not prohibit Provider from disclosing this Agreement to a designated agent or attorney for purposes of advice and counsel. This paragraph shall survive the termination of this Agreement.

2.12 Reporting Changes of Provider Information. Provider shall use Provider’s best efforts to notify HPN, in writing, thirty (30) calendar days prior to any change in Provider’s business address, telephone number, office hours, tax identification number, general liability insurance carrier or coverage, State license number, Medicare or Medicaid certification, or accreditation status.

2.13 Release of Information and Waiver of Liability. Provider agrees to the release of, and hereby consents to the release of, any and all information by any individual or entity to HPN which may be relevant to Provider’s ability to work cooperatively with others, utilization and referral patterns, cost-effectiveness, professional competence, physical or mental condition, professional activities, ethics, character and such other information which may be relevant to an evaluation of Provider’s or a Participating Provider’s qualifications to be a Participating Provider. Provider shall make available for inspection, examination and copying by HPN or any Payer with which HPN. contracts, accreditation organizations, and government agencies during normal business hours: (i) this Agreement; (ii) Provider’s books and records relating to Covered Services provided to Members; and (iii) all Member medical information required for assessing the quality of care or investigating Member’s grievances or complaints. Copies of all such books and records shall be maintained for such periods as required by law. Provider shall permit HPN, Payers and State and federal governmental agencies to conduct periodic site evaluations of Provider’s facilities, offices, equipment, medical records, and all phases of professional and ancillary medical care provided to Members by Provider. The provisions of this Section shall survive the termination of this Agreement for the period of time required by State and federal law.

2.14 Capacity Reporting. Provider will provide HPN written notice of any significant changes in the capacity of Provider to provide or arrange for the Covered Services contemplated by this Agreement, in the event such changes result in Provider’s inability to properly service additional Members.

2.15 Acceptance and Transfer of Members. Provider may not impose any limitations on the acceptance of Members for care or treatment that are not imposed on other patients. Provider shall not request, require or seek directly or indirectly the transfer, discharge or removal of any Member for reasons of Member’s need for, or utilization of, Covered Services, except in accordance with the procedures established by HPN. Provider shall exercise reasonable efforts in following the procedures for transfer of Members as set forth in the Payer Plan. Notwithstanding any other provision to the contrary, HPN may require transfer of Members for any reason, and Provider may request that HPN transfer Members to another Participating Provider if Provider is unable to provide the Covered Services required by this Agreement. In the event Provider’s relationship with HPN is terminated, Provider agrees to assist in the orderly transfer of Members to another Participating Provider for a period of at least one hundred eighty (180) days, or as required under a Payer Agreement, following termination of this Agreement.

2.16 Complaints. Provider agrees to post, in all of Provider’s facilities, a notice to Members on the process for resolving complaints. The notice must include the Department’s toll free telephone number for filing complaints. HPN and Payers will not engage in any retaliatory action, including termination or refusal to renew a contract, against a physician or provider, because the physician or provider has, on behalf of a Member, filed a complaint against or appealed a decision of HPN or a Payer.

2.17 Subcontracting. Provider may subcontract for the performance of Covered Services under this Agreement with a Subcontractor acceptable to HPN. Provider represents and warrants that its subcontracts with Subcontractor are sufficient to give Provider authority to contract on behalf of such Subcontractor. Provider shall furnish HPN with copies of such subcontracts within ten (10) days of execution of this Agreement and within ten (10) days of execution of any subsequent subcontracts by Provider. A subcontract with a Subcontractor shall be consistent with the terms and conditions of this Agreement and include an express agreement by Subcontractor (i) to perform the obligations of Provider and Participating Providers under this Agreement; (ii) that following payment by HPN to Provider in accordance with the terms and conditions of this Agreement, Provider is solely responsible, and HPN or Payer has no responsibility or liability, for any amounts owed to a Subcontractor for Covered Services provided to Members by such Subcontractor; and (iii) HPN and Payer have no responsibility or liability as a result of nonpayment or other breach by Provider under its subcontract with Subcontractor. Provider agrees to oversee Subcontractor’s performance of its obligations under such subcontract and to be accountable to HPN, Payers, and Members for the negligent performance or nonperformance of any obligation under such subcontract related to the provision of health care services to Members. Each Subcontractor must meet HPN’s and Payer’s credentialing requirements as a condition precedent to Subcontractor’s status as a Participating Provider under this Agreement. Provider shall terminate a particular Subcontractor immediately upon the request of HPN or a Payer in the event of: (a) Subcontractor’s failure to comply with HPN or a Payer Plan’s policies, rules, or regulations; or (b) upon ninety (90) days prior notice without cause.

2.18 Access to Financial Records. HPN and each Payer shall have access to all financial records relating to the financial condition of Provider as follows:

2.18.1 Audited Financial Statements. Provider shall provide to HPN a true copy of Provider’s annual financial statement(s), audited by an independent certified public accountant, if available, within one hundred twenty (120) days after the end of Provider’s fiscal year. At the same time and if available, Provider shall also provide a copy of any management letter prepared by such accountants.

2.18.2 Regulatory Financial Statements. Provider shall provide to HPN a true copy of each financial statement that Provider is required to file with the regulatory agency having jurisdiction over Provider’s operations within the State, including annual, quarterly, and monthly financial statements, within fifteen (15) days of the filing of such statement with such agency by Provider.

2.18.3 Notice of Reserve Deficiency. If Provider is required to maintain any financial reserve requirement(s) by the regulatory agency having jurisdiction over Provider’s operations within the State, then Provider shall immediately give HPN: (i) written notice of Provider’s failure to comply with any financial reserve requirement; and (ii) a copy of the regulatory agency’s written notice to Provider of such agency’s determination, assertion, allegation, or contention that Provider is not in compliance with any financial reserve requirement, notwithstanding that Provider may dispute, disagree with, or otherwise question such determination, assertion, allegation, or contention of such agency.

2.18.4 Reinsurance. Provider shall provide to HPN a true copy of Provider’s current policies for insurance against risks associated with Provider’s services, not later than the effective date of this Agreement. Within fifteen (15) days after receipt of any renewal or replacement such policy, Provider shall provide to HPN a true copy thereof. If Provider receives notice from the insurer of termination or nonrenewal of such insurance policy, Provider shall give HPN immediate written notice thereof.

2.18.5 Insolvency Insurance. If Provider has entered into any agreement for insolvency insurance insuring Provider or Members against risks of Provider’s insolvency (“Insolvency Insurance Policy”), Provider shall provide to HPN a true copy of Provider’s current Insolvency Insurance Policy, not later than the effective date of this Agreement. Within fifteen (15) days after receipt of any renewal or replacement Insolvency Insurance Policy, Provider shall provide to HPN a true copy thereof. If Provider receives notice from the Insolvency Insurer of termination or nonrenewal of such Insolvency Insurance Policy, Provider shall give HPN immediate written notice thereof.

2.18.6 Access to Other Administrative and Financial Information. Provider further agrees to submit such additional reports and information as HPN or a Payer Plan deems necessary for HPN or such Payer Plan to monitor the financial and administrative viability of Provider.

Provided, further, each Subcontractor shall provide HPN or each Payer Plan access to all financial records as is required of Provider under this Section 2.18.

2.19 Financial Incentive Plans. In the event Provider or Subcontractor receives from HPN or a Payer (or Provider in the case of a Subcontractor) a “financial incentive” (as defined under applicable law, or the Payer’s policies and procedures) related to the performance of Provider’s duties under this Agreement, Provider agrees and shall cause each Subcontractor to agree, that such financial incentive shall comply with HPN’s and the Payer’s policies and procedures, that no payments shall be made directly or indirectly to Provider or Subcontractor as an inducement to reduce or limit Medically Necessary services.

2.20 Remedial Action. HPN shall develop, and Provider shall comply with, written procedures for review of health care services provided by Provider or remedial action whenever it is determined by HPN that inappropriate or substandard Covered Services have been furnished or Provider has failed to provide Covered Services. If Provider fails to comply with any provision(s) of this Agreement or the policies or procedures of HPN or a Payer, HPN or such Payer may provide written notice of such failure to Provider, specifying a date at least thirty (30) days following the date of the notice by which Provider must be in compliance with such provision(s), as reasonably determined by HPN or Payer. If Provider fails to comply with such provision(s) by the date specified on the notice, HPN and such Payer shall have the right to (i) cease marketing efforts on behalf of Provider; (ii) discontinue referral of Members to Provider until such time as Provider complies with such provision(s), as reasonably determined by HPN and/or terminate Provider’s participation under one or more Payer Plans; and/or (iii) terminate this Agreement in accordance with the provisions of Section 13.4. In addition, HPN shall have the right to either (a) collect from Provider; or (b) recoup against amounts due Provider under this Agreement, any penalties or other monetary amounts payable by HPN to government agencies, Members or groups of Members, Participating Providers or any other health care providers as a result of Provider’s failure to comply with any provision(s) of this Agreement or the policies or procedures of HPN or a Payer. HPN’s rights and remedies under this Section shall be in addition to all other rights and remedies available to HPN to enforce this Agreement, including the right of termination.

2.21 Existing and Future Contractual Relationships with Payers. HPN and Provider agree that in addition to this Agreement that includes payment rates and other general terms and conditions under which Covered Services will be provided to Members covered by Payer Plans, HPN has or will enter into additional or revised Payer Agreements and Provider has or will enter into other agreements with Payers (“Provider-Payer Contracts”) that may cover the same subject matter as this Agreement as hereinafter provided.

2.21.1 Payer Agreements. HPN has directly or indirectly entered into the Payer Agreements listed on Exhibit C that include general terms and conditions, the scope of which is limited solely to the specific products reflected in Exhibit C which exhibit shall be amended from time to time by HPN to include each new Payer Agreement, and the specific products included, entered into by HPN as of the effective date of said additional Payer Agreement. Provider acknowledges and agrees that regardless of any existing or future Provider-Payer Contracts that may cover the same subject matter as the Payer Agreements listed on Exhibit C, if a Payer has entered into as of the Effective Date of this Agreement, or in the future enters into, a valid and existing Payer Agreement, the Payer Agreement is the agreement that is primary and controls (the “Primary Agreement”) with respect to the specific products reflected on Exhibit C unless HPN and Provider agree otherwise pursuant to a written agreement between HPN and Provider.

2.21.2 Additional Acts. Provider agrees to use its best efforts to take whatever action is necessary to effectuate the parties’ understanding under this Agreement, including without limitation, amendment, assignment or termination of one or more Provider-Payer Contracts, to cause a Payer Agreement to serve as the Primary Agreement as set forth in this Section 2.21. The parties acknowledge and agree that this Section 2.21 is not intended to circumvent or interfere with existing contractual relationships; rather, the intent of the parties is to avoid any potential misunderstandings or disagreements that may necessarily arise when there is one or more agreements with a Payer that cover the same subject matter as this Agreement by creating a common understanding as to which agreement is the Primary Agreement that controls.

2.21.3 HPN Notice Requirements. HPN shall (i) on the date of execution of this Agreement by HPN, provide Provider in writing a completed Exhibit C identifying existing Payer Agreements as of the Effective Date of this Agreement (“Notice of Existing Payer Agreements”); and (ii) thereafter, provide written notice of amendments to Exhibit C reflecting future Payer Agreements entered into after the Effective Date of this Agreement (“Notice of Future Payer Agreements”).

2.21.4 Notice of Exception. Provider shall have fifteen (15) business days from receipt of a Notice of Existing Payer Agreements or Notice of Future Payer Agreements to provide HPN with written notice (the “Notice of Exception”) in the event Provider is unable to effectuate the parties’ understanding under this Section 2.21 with respect to a Payer Agreement serving as the Primary Agreement when there is one or more Payer Agreements that cover the same subject matter as this Agreement. The Notice of Exception shall clearly identify the Payer Agreement and state the reasons why such Payer Agreement does not control as a Primary Agreement in accordance with the parties’ understanding under this Section 2.21. Receipt of Notice of Exception by HPN shall automatically operate to create an exception to the parties’ understanding under this Section 2.21 concerning such Payer Agreement.

2.21.5 Participating Providers Bound. Provider shall cause each Subcontractor to comply with the provisions of this Section 2.21, including the provision of a Notice of Exception to Provider and/or HPN in the event Subcontractor cannot cause a Payer Agreement to serve as the Primary Agreement when there is one or more agreements with a Payer that cover the same subject matter as this Agreement.

2.22 Existing and Future Contractual Relationships between HPN and Provider. HPN and Provider acknowledge and agree that HPN has or may in the future individually contract with a provider to become a Participating Provider (a “Participating Provider Agreement”) who is presently, or may in the future become, a Subcontractor of Provider. If HPN enters into a Participating Provider Agreement with a provider who is or later becomes a Subcontractor, Provider acknowledges and agrees that such Participating Provider Agreement governs such provider’s relationship with HPN, and such provider shall not participate with Provider under this Agreement for purposes of the provision of Covered Services to Members unless HPN and Provider agree otherwise pursuant to a written agreement between HPN and Provider. Provider agrees to take whatever action is necessary to effectuate the parties’ understanding under this Section 2.22, including without limitation creating an exception under Provider’s contract with a Subcontractor to make clear that if such Subcontractor has or in the future enters into a Participating Provider Agreement with HPN, such Subcontractor’s contract with Provider has no force or effect with respect to the provision of Covered Services to Members. The parties acknowledge and agree that this Section 2.22 is not intended to circumvent or interfere with existing or future contractual relationships between Provider and other health care providers; rather, the intent of the parties is to avoid any potential misunderstandings or disagreements that may necessarily arise when there is one or more agreements that cover the provision of Covered Services by such a provider to Members by creating a common understanding as to which agreement controls.

ARTICLE 3

DUTIES AND OBLIGATIONS OF HPN

3.1 Marketing. HPN, independently and in conjunction with or through others, shall use reasonable efforts to market a provider network, consisting of certain Participating Providers, to Payers.

3.2 Utilization Management and Quality Improvement. HPN shall make available to Provider information concerning utilization management and quality improvement plans administered by HPN or Payers and any modification thereof.

3.3 Medical Records. HPN shall use best efforts to obtain each Payer’s agreement to maintain any medical records to which HPN or Payers have access under this Agreement in ‘confidence and in accordance with applicable law.

3.4 Marketing Materials. HPN shall arrange for Payers to list Provider as a Participating Provider in marketing and informational materials developed and distributed by those Payers with which HPN elects to market Provider. HPN is under no obligation to market Provider to all Payers and/or Payer Plans in which HPN participates.

3.5 Complaint Process. In accordance with the provisions Article 3.70-3C(3)(f) of the Texas Insurance Code, HPN or Payer shall provide a mechanism for the resolution of complaints initiated by Members or Provider and shall furnish Provider a copy of the review process. Such mechanism shall provide for reasonable due process which includes, in an advisory role only, a review panel selected in the manner described in Article 3.70-3C(3)(b)(3) of the Texas Insurance Code.

3.6 Adverse Determination. HPN or Payer shall be responsible for notifying Members of non-Covered Services. Member notification shall be made in writing, with a copy to Provider, that indicates the decision to deny services made by HPN. If the Member elects not to comply with such writing and the requirements of HPN, Provider will bill Member directly under Section 6.6, hereof.

ARTICLE 4

PROVIDER REPRESENTATIONS AND WARRANTIES

4.1 Warranties. Provider represents and warrants that Provider is a legal entity, that each of its Subcontractors is fully licensed in the State of Texas and each of its Subcontractors are credentialed and re-credentialed according to NCQA standards. Evidence of professional licensing shall be submitted by Provider to HPN upon request.

4.2 Eligibility and Participation. Provider warrants that it-.is eligible to participate in Payer Plans and its contracts with its Subcontractors ensure that “services provided shall be provided in accordance with the requirements herein. Provider shall be responsible for assuring that performance by each Subcontractor conforms with the requirements of this Agreement and a failure of such person to so perform may be treated by HPN as a breach or default by Provider.

4.3 Qualifications. Provider represents and warrants that:

4.3.1 Provider has and will maintain the appropriate current and unrestricted licenses, registrations and/or certificates to provide Covered Services required by State and federal law or by HPN or Payers in order to provide Covered Services to Members;

4.3.2 Provider provides Covered Services in compliance with all applicable local, State, and federal laws, rules, regulations and institutional and professional standards of care;

4.3.3 Provider is certified to participate in Medicare under Title XVIII of the Social Security Act, and in Medicaid under Title XIX of the Social Security Act or other applicable State law pertaining to Title XIX of the Social Security Act;

4.3.4 Provider is accredited by the appropriate accreditation organization(s) as specified by HPN; and

Provider shall maintain such licensure, compliance, certification and accreditation throughout the term of this Agreement. Provider shall notify HPN immediately if there is any action against Provider with respect to, or a change in the status of any of, the foregoing.

4.4 Disciplinary Action. Provider shall notify HPN within five (5) calendar days of the occurrence of any disciplinary proceedings of sufficient gravity to be reported to or initiated by the appropriate licensing or certification agency or accreditation organization in any action that may be brought against Provider by any such licensing or certification agency or accreditation organizations or Participating Provider acting through its medical staff, directors, trustees or otherwise, or any action taken against Provider by any governmental agency, including but not limited to the following:

4.4.1 any action taken to restrict, suspend or revoke Provider’s license to provide the services required by this Agreement;

4.4.2 any suit or arbitration action for malpractice against Provider (provide a summary of the final disposition of such action);

4.4.3 any felony indictment naming Provider (provide a summary of the final disposition of such action);

4.4.4 any disciplinary proceeding or action involving Provider before any administrative agency;

4.4.5 any cancellation or material modification of Provider’s general liability insurance; or

4.4.6 any other material adverse change to Provider’s ability to perform under this Agreement.

In addition, Provider shall also report all such actions as they apply to Provider’s agents, employees, and Subcontractors. All such notices shall include copies of any complaints, petitions, lawsuits or other documents filed or prepared in connection with such proceeding.

ARTICLE 5

ACCEPTANCE OF PAYER AGREEMENTS

5.1 Contract Authority. Provider agrees that HPN has the right to negotiate, on behalf of Provider, Payer Agreements for the provision of Covered Services to Members by Provider in accordance with the terms and conditions set forth in Exhibit B to this Agreement. Provider agrees that Provider’s less than full participation in all applicable Payer Agreements may affect Provider’s participation in HPN’s provider network.

5.2 Payment Agreements. HPN shall use reasonable efforts to negotiate Payer Agreements that shall obligate Payers to;

5.2.1 make payments for Covered Services rendered by Provider to Members;

5.2.2 make payments for Covered Services on the basis of a compensation system negotiated by HPN and communicated to and accepted by Provider in accordance with Article 6 hereof;

5.2.3 make best efforts to make payments to Provider, as applicable, in accordance with Section 6.1 hereof; and

5.2.4 agree, in the event payment is denied, to provide Provider and/or HPN with notice thereof and an opportunity to substantiate the right of payment.

ARTICLE 6

PROVIDER COMPENSATION AND BILLINGS

6.1 Provider Compensation. Provider shall be compensated for the provision of Covered Services to Members of Risk Payers based on the compensation system set forth in Exhibit A of this Agreement, as may be amended from time to time.

6.2 Claims Submission. Claims must be submitted in the form specified in the applicable Payer Agreement and in accordance with HPN’s requirements of a Clean Claim as stated in Exhibit E to this Amendment. Provider agrees that Provider’s failure to submit claims within the time required by HPN or the applicable Payer Agreement may result in disallowance , of reimbursement for purposes of payment unless such failure on Provider’s part was with good cause, as determined under the applicable Payer Agreement. If a submitted claim is determined by HPN to be non-compliant with HPN’s requirements for a Clean Claim as outlined in Exhibit E to this Agreement, HPN shall notify Provider in writing that the claim is non-compliant within forty-five (45) calendar days of HPN’s receipt of the claim. Provider shall only submit claim forms to HPN for Covered Services personally performed by Provider or by health care professional employees of Provider. Further Provider agrees to use its best efforts to submit claims electronically via HPN’s designated electronic clearinghouse.

6.3 Compensation System. Under the terms of Payer Agreements, Provider shall receive the amount provided in Section 6.1 for Covered Services rendered to Members, less applicable copayments or deductible and offset by any payments to Provider from other sources resulting from coordination of benefits, subrogation or other such procedures. HPN shall notify Provider of the names of Payers.

6.4 Member Hold Harmless. Provider hereby agrees that in no event, including, but not limited to: (i) non-payment by HPN or a Payer; (ii) insolvency of HPN or a Payer; or (iii) breach of this Agreement, shall Provider bill, charge, collect a deposit from, seek compensation, remuneration, or reimbursement from, or have any recourse against Members or persons other than HPN or such Payer acting on their behalf for Covered Services provided pursuant to this Agreement. This provision shall not prohibit collection of supplemental charges, copayments or fees for non-Covered Services on HPN’s or a Payer’s behalf made in accordance with the terms of the applicable Payer Plan. Provider further agrees that (a) this provision shall survive the termination of this Agreement regardless of the cause giving rise to tennination and shall be construed to be for the benefit of Members; and (b) this provision supersedes any oral or written contrary agreement now existing or hereafter entered into between Provider and Members or persons acting on their behalf. Any modification, addition, or deletion to the provisions of this Section shall be effective on a date no earlier than fifteen (15) days after the appropriate government agency has received written notice of such proposed change and has approved such change.

6.5 Payment in Full. Provider shall accept the compensation provided under this Agreement as payment in full for Covered Services. Provider specifically acknowledges and agrees that Risk Payers shall not, except pursuant to its written agreement with HPN, be obligated to make any payment directly to Provider. In the event HPN breaches its payment obligations under this Agreement with respect to Payer Plans offered by Risk Payers, Provider shall, at the request of the applicable Risk Payer, accept payment from the Risk Payer and agree to perform the applicable provisions of this Agreement for the benefit of such Risk Payer.

6.6 Copayments and Deductibles. Provider is entitled to bill and has the responsibility to collect from a Member any applicable copayments or deductibles for Covered Services according to the terms of this Agreement. Provider understands and agrees that because of the variety of benefit structures offered by Payers, it is not always possible to determine, in advance, the deductible or copayment amounts to be paid by Members. Furthermore, Provider understands and agrees that HPN and Payers have no responsibility to pay any amount except as described in Section 6.1 and Provider shall bill and collect copayments, deductibles and any other fees that are the Member’s responsibility. For health care services not covered by this Agreement or which HPN and/or Payer determine are not Medically Necessary, and for so long as not prohibited by HPN and/or Payer, Provider may bill Member or other responsible party, Provider shall provide notice to HPN of all such charges. Provider agrees to notify Members, in advance of providing any uncovered services that the service is not covered by the Payer Plan and that Member will be responsible for all charges.

6.7 Patient Identification. HPN shall cause Payer to provide Members with appropriate identification indicating their participation in a Payer Plan.

6.8 Reimbursement and Billing Procedures. Provider agrees to comply with the reimbursement and billing procedures required by HPN and Payer. Should-a claim form be required, Provider agrees to cooperate in completing such form and not to charge for completing such form. Nothing herein shall be deemed to affect Provider’s rights and obligations with respect to third party payers.

6.9 Encounter Data/Claims for Risk Payers. Provider shall submit to HPN, no later than forty-five(45) calendar days from the date of service claims for any services to be paid at fee-for-service rates per this Agreement. Such information shall be in such form as prescribed by HPN. Provider agrees that HPN and Payers shall be permitted to prepare and disclose to a third party a report of “quality data.” For purposes of this Section 6.10, quality data shall be limited to: (i) utilization data of HPN and Participating Providers in the aggregate; (ii) HEDIS reporting data; (iii) Member satisfaction data; (iv) overall compliance with NCQA or other comparable quality standards; and (v) Member disenrollment data; provided, however, that quality data shall not include any information that identifies an individual Member or that is privileged or confidential under applicable peer review or patient confidentiality laws.

6.10 Prompt Payment. HPN and Payers shall remit payment for Covered Services within forty-five (45) days of receipt of a Clean Claim in accordance with the provisions of Article 20A.18B of the Texas Insurance Code related to prompt fee-for-service payment of physicians and providers. HPN and Payers shall comply with the provisions of Article 20A.18A(e) of the Texas Insurance Code related to capitation as a method of compensation.

6.10.1 Penalty. In the event HPN or a Payer fails to make a payment of amounts due under this Agreement, HPN or Payer shall be obligated to pay Provider a penalty amount. The penalty amount payable to Provider shall be the Medicare interest penalty rate effective on the date of service, which is currently an annual percentage rate of 7.25%. The penalty rate shall be applied to the compensation rates stated in Exhibit A of this Amendment and shall be paid for Clean Claims that remain unpaid. If the penalty payment is less than $1.00, Provider waives reimbursement of such penalty.

6.10.2 Audit Procedures. In the event HPN or Payer is unable to pay or deny a claim, in whole or in part, within the claims payment period stated above, the unpaid portion of the claim shall be classified as an Audit and HPN or Payer shall pay eighty-five percent (85%) of the contracted rate as stated in Exhibit A on the unpaid portion of the claim within the claims payment period stated above. For purposes of this Section 6.11.2, “Audit” shall be defined as an instance in which HPN or Payer acknowledges coverage of a Member under a Payer Plan but additional information is required to pay a claim, in whole or in part. Upon completion of an Audit, if the parties agree that a refund is due from Provider, such refund shall be made within thirty (30) calendar days of the later of (i) notification to the Provider of the results of the Audit or (ii) exhaustion of any Member appeal rights if a Member appeal is filed before the thirty (30) calendar day refund period has expired, and may be made by any method, including chargeback against the Provider. If the parties agree that a refund is due from Provider, and Provider does not submit the refund within thirty (30) calendar days of notification to Provider, HPN or Payer shall have the right to offset the refund amount against amounts owed by HPN to Provider. Upon completion of the Audit, if HPN or a Payer determines that an additional payment is due to the Provider, such additional payment shall be made within thirty (30) calendar days after the completion of the audit.

6.11 Recoupment. HPN shall have the right to offset any and all amounts owed by Provider to HPN against amounts owed by HPN to Provider. HPN shall provide Provider with at least thirty (30) days’ prior written notice specifying the amount to be recouped before exercising such right. If HPN receives payment of such amount from Provider prior to the expiration of such thirty (30) day period, such amount shall not be offset. Without limiting the foregoing, if HPN has already paid Provider all or any of the amount due under this Agreement in connection with a subsequently denied or otherwise reduced claim, HPN shall be entitled to automatically offset the full amount of such over-payment against other amounts due and payable to Provider so long as HPN provides Provider with timely written notice of such action. Provider shall have the right to appeal a denied or reduced claim according to HPN’s policy for administrative appeals.

ARTICLE 7

COORDINATION OF BENEFITS

7.1 Permission. Provider agrees to cooperate with HPN and Payers in coordination of benefits, to provide HPN and Payers relevant information relating to any other coverage held by Members and to abide by the coordination of benefits, subrogation and duplicate coverage policies and procedures of HPN and Payers. Provider consents to the release of medical information by HPN or Payers or other group health plans necessary and lawful to accomplish coordination of benefits. Provisions relating to the coordination of benefits shall be as provided in the Payer Agreement with HPN and the applicable Payer. This provision shall survive the termination of this Agreement with respect to Covered Services provided pursuant to the Agreement during the time the Agreement was in effect, regardless of the reason for termination.

7.2 Coordination of Benefits.

7.2.1 The Payer as Primary Carrier. Where a Payer, pursuant to applicable coordination of benefits rules, is the primary payer, HPN will pay the amount due under this Agreement.

7.2.2 The Payer as Other Than Primary Carrier. Where a Payer is other than the primary payer, HPN will pay only that amount which, when added to amounts owed from other sources, equals one hundred percent (100%) of the amount required under this Agreement.

ARTICLE 8

COMPLIANCE WITH HPN AND PAYER PLAN RULES

8.1 Policies. Provider agrees to be bound by all of the policies, rules and regulations adopted by HPN and/or Payer from time to time in conjunction with Payer Plan and their Participating Provider panels, as they relate to this Agreement, including amendments thereto. HPN and a Payer may amend their policies, rules, and regulations at any time.

8.2 Copies. Copies of HPN and Payer policies, rules and regulations and any other pertinent documents pertaining to the Payer Plans shall be available for examination by Provider upon request.

ARTICLE 9

MEDICAL RECORDS AND CONFIDENTIALITY

9.1 Maintenance of Medical Records. Provider shall maintain for at least six (6) years after the date of delivery of services, and readily make available to HPN, Payers, and governmental agencies with regulatory authority, copies of medical and all related administrative records of Members that receive Covered Services, as required by HPN in accordance with this Agreement or pursuant to applicable law. The provisions of this Section shall survive the termination of this Agreement for the period of time required by State and federal law.

9.2 Transferability. Provider agrees, upon request of a Member or another HPN Participating Provider caring for the Member, subject to applicable disclosure and confidentiality laws, to transfer the medical records of the Member to the HPN Participating Provider. Following termination of this Agreement, at the request of the applicable Payer, Provider shall copy all requested Member medical records in its possession and forward such files to another provider of Covered Services designated by the applicable Payer, provided such copying and forwarding is not otherwise objected to by such Members. The copies of such medical files may be in summary form. The cost of copying the patient medical files shall be borne by Provider. This Section 9.2 shall survive the termination or expiration of this Agreement.

9.3 Access to Medical Records. Subject to applicable disclosure and confidentiality laws, Provider shall, upon request, provide HPN, Payers or any duly designated third party with reasonable access to medical records, books, and other records of Provider relating to Covered Services provided to Members and all records necessary to carry out HPN’s utilization management and quality improvement programs during the term of this Agreement and thereafter for a period of time in conformance with State and federal law, HPN and Payers shall be entitled to obtain copies of Members’. medical records. The provisions of this Section 9.3 shall not operate to waive or limit any restriction on release or disclosure of patient records established in any other provisions of the Agreement or as otherwise required by law. The cost of copying such records to carry out HPN’s utilization management and quality improvement programs shall be reimbursed by HPN to Provider at a rate of $0.10 per page.

9.4 Confidentiality of Medical Records. Provider agrees that information concerning Members shall be kept confidential and shall not be disclosed to any person except as set forth in this Agreement and as authorized by State and federal law. This confidentiality provision shall remain in effect notwithstanding any subsequent termination or expiration of this Agreement.

9.5 HPN Information. Provider recognizes and acknowledges the proprietary nature of information and materials of HPN and/or Payer identified as such et the time or as set forth in this Agreement, disclosed to Provider for purposes of this Agreement.

Provider shall not disclose to any other person, entity, or party not related to either party, any of such proprietary information without the prior written authorization of HPN or Payer, except as set forth in Section 2.11, unless such disclosure is required by State or federal statute, regulation or court order, This provision shall survive any termination or expiration of this Agreement. Such proprietary information includes, without limitation: (i) information containing the names, addresses and telephone numbers of Members which has been compiled by HPN or Payers; (ii) lists or documents compiled by HPN or Payer which include the names, addresses and telephone number of employers, employees of such employers responsible for health benefits, and the officers and directors of such employers, responsible for health benefits; (iii) HPN and Payer provider manuals and any of HPN’s or Payer’s member, employer and administrative service . manuals and all forms related hereto; (iv) the financial arrangements between Payer and HPN, any of Payer and HPN’s Participating Providers, and between HPN and Provider; (v) Payer’s underwriting and rating information and any other information utilized by Payers for determining eligibility rates; and (vi) any other information compiled or created by Payer or HPN which is proprietary. Provider shall not use the name, service mark, logo or other business product of HPN or Payer without the written consent of HPN or Payer.

ARTICLE 10

INDEPENDENT RELATIONSHIP

10.1 Status of Parties. None of the provisions of this Agreement is intended to create, nor shall be deemed or construed to create, any relationship between HPN and Provider other than that of independent entities contracting with each other solely for the purpose of effecting the provisions of this Agreement. Neither of the parties, nor any of.their respective officers, directors or employees, shall be construed to be the agent, employee or representative of the other, except as set forth in Article 5 hereof.

10.2 Limitation on Liability. Notwithstanding any other statement in this Agreement to the contrary, Provider acknowledges and agrees that HPN (i) shall have no responsibility or liability for any decisions made by such Payer or activities delegated by a Payer; (ii) is not and will not be, directly or indirectly, responsible for the payment from its own funds of any amounts owed by a Payer; and (iii) is not an insurer, administrator, guarantor, or underwriter of any Payer’s responsibility or liability to pay any amounts owed by such Payer. All such decisions and payment obligations of a Payer will be the responsibility of such Payer.

10.3 Non-Solicitation. Throughout the term of this Agreement and for a period of one (1) year thereafter, Provider shall not, without HPN’s prior written consent, directly or indirectly engage in the Solicitation, as defined below, of any Member or of any employer of such Member. For the purposes of this Section 10.3, “Solicitation” shall mean any oral or written statement or other action by Provider or by Provider’s agents that may be reasonably interpreted to be intended to persuade any Member or employer of such Member to disenroll from a Payer that has a Payer Agreement or receive health care from Provider other than pursuant to this Agreement. HPN and Provider agree that nothing in this Agreement shall be construed as a limitation of Provider’s right or obligation to discuss in good faith with the Member, prospective enrollee, or former Member (collectively, the “Patient”), information regarding the Patient’s health, including the Patient’s medical condition, treatment options, or information regarding the provisions, terms, requirements of services of HPN as they relate to the medical needs of the Patient, all in accordance with State and federal law.

Notwithstanding any other provision to the , contrary, HPN shall, in addition to any other remedies provided for under this Agreement, have the right to seek a judicial temporary restraining order, preliminary injunction, or other equitable relief against Provider to enforce its rights under this Section.

ARTICLE 11

INSURANCE

11.1 Insurance. Provider shall provide and maintain for the entire term of this Agreement such policies of comprehensive general liability insurance as shall be necessary to insure Provider and Provider’s employees, agents or subcontractors against any and all claim or claims for damages arising by reason of personal injuries or death occasioned, directly or indirectly, in connection with the performance of any service by Provider or ..Provider’s employees, agents or subcontractors. Provider shall maintain comprehensive general liability insurance with limits of at least five hundred thousand dollars ($500,000.00) combined single limit coverage. All policies described above shall be effective no later than the effective date of this Agreement, and shall remain in effect thereafter until- the termination of this Agreement. Provider shall, upon execution of this Agreement, and at such times thereafter as HPN may request, furnish HPN evidence of such insurance either in the form of certificates from the insurer of such insurance or photocopies of the policy itself. Provider shall provide immediate written notice to HPN of any material change in coverage within five (5) days of learning of such change.

11.2 Notice of Claim. Provider will notify HPN immediately whenever a Member files a claim against Provider (or any of Provider’s employees, agents, or Subcontractors) in connection with Covered Services. Upon request by HPN, Provider shall provide full details of the nature, circumstances, and disposition of such claims.

ARTICLE 12

ADVERTISING REFERENCES TO PROVIDER

Provider agrees that HPN may use Provider’s name, address, telephone number, and a description of Provider’s credentialed specialty in any roster of Participating Providers published by HPN or Payer, Member handbooks, other materials distributed to Members, or any other marketing materials. The roster may be inspected by and is intended for the use of prospective and existing participants as well as for advertising purposes.

ARTICLE 13

TERM AND TERMINATION

13.1 Term and Renewal. This Agreement shall commence on the Effective Date and shall continue for a period of one (1) year thereafter (the “Initial Term”). After the initial term, this Agreement shall automatically renew for successive one (1) year periods (each, a “Renewal Terns”), unless one party notifies the other in writing of its intent not to renew the Agreement at least ninety (90) days prior to the effective termination date, or unless this Agreement is terminated sooner in accordance with its terms.

13.2 Termination Without Cause. HPN or Provider may terminate this Agreement, without cause, by giving ninety (90) days prior written notice to the other party and said termination shall be effective upon the last day of the third full month following the notice of termination.

13.3 Immediate Termination. HPN and Payers shall have the right to immediately terminate this Agreement (or the participation of an employee or Subcontractor of Provider under this Agreement) in the event of (i) the violation of any applicable law, rule or regulations; (ii) the revocation, suspension, or restriction of any license, certificate or other authority required to be maintained by Provider (or Subcontractor); (iii) HPN’s or a Payer’s determination that the health and/or safety of any Member is or may be jeopardized; or (iv) for reasons concerning medical competence or professional behavior.

13.4 Termination for Breach. If HPN becomes aware of the occurrence of one of the events about which Provider failed to give notice as required by Section 4.4, or if any of the representations and warranties set forth in Section 4.1, 4.2, or 4.3 are incorrect, HPN may, in its sole option, terminate this Agreement effective upon notice to Provider.

13.5 Termination by Either Party. HPN or Provider may terminate this Agreement at any time during its Initial Term or any Renewal Term for a material breach of any term or condition by the other party. Such termination shall be effective only if, after thirty (30) days written notice of intent to terminate is given by the non-breaching party, the breach is not cured by the breaching party during such time period. The written notice shall set forth the details of the breach. Either party may terminate this Agreement effective immediately upon given notice if the other party files a petition in bankruptcy, is adjudicated bankrupt or takes advantage of the insolvency laws of any jurisdiction, makes an assignment for the benefit of its creditors, is voluntarily or involuntarily dissolved or has a receiver, trustee or other court officer appointed with respect to its property.

13.6 Continuation. If Provider’s participation under this Agreement is terminated for any reason other than those set forth in Section 13.3, Provider shall continue the course of treatment of a Member that began prior to such termination or expiration until the Member can, without medically injurious consequences, be transferred to the care of another Participating Provider. Provider shall be compensated for the aforementioned continued provision of ongoing treatment to a Member who is then receiving Medically Necessary treatment in accordance with the dictates of medical prudence for a special circumstances, such as treatment for a Member who has a disability, acute condition, or life-threatening illness, or is past the twenty-fourth (24th) week of pregnancy in exchange for continuity of ongoing treatment of a Member then receiving medically necessary treatment in accordance with the dictates of medical prudence. “Special circumstances” means a condition such that the treating physician reasonably believes that discontinuing care by the treating physician and Provider could cause harm to the Member. The special circumstance shall be identified by the treating physician, who must request that the Member be permitted to continue treatment under the physician’s and Provider’s care. In such cases, HPN will continue to reimburse Provider at no less than at the contract rate for the continued provision of ongoing treatment to a Member and Provider may not seek payment from the Member of any amount for which the Member would not be responsible if Provider were still in HPN’s Participating Provider network. Provider shall abide by the determination of the applicable grievance and appeals procedures, including but not limited to grievance procedures for resolving disputes regarding the necessity for continued treatment. HPN may extend this Agreement by giving written notice to Provider until the termination of such Payer Agreement but for no more than twelve (12) months. Provider shall be compensated by HPN at the rates in effect between HPN and Provider as of the date of termination.

13.7 Post-Termination Matters. Notwithstanding termination of this Agreement, HPN and Payer shall continue to have access to the records maintained by Provider in accordance with Section 9.1 for a period of six (6) years from the date of the provision of the Covered Services to Members to which the records refer for purposes consistent with their rights, duties and obligations under this Agreement and Payer Agreement. After the effective date of termination, this Agreement shall be deemed to remain in effect for the resolution of all matters unresolved at that date. Termination of this Agreement shall not affect the rights, obligations and liabilities of the parties arising out of the transactions occurring prior to termination. The provisions of this Section 13.7 shall survive the termination of this Agreement for the period of time required by State and federal law.

13.8 Other Remedies. Nothing contained herein shall be construed to limit either party’s lawful remedies in the event of a material breach of this Agreement.

13.9 Process of Termination. At least ninety (90) days prior to the effective date of termination of this Agreement, or the termination of Provider’s status as a Participating Provider, HPN or the respective Payer shall provide written explanation to Provider of the reasons for termination, except in the case of imminent harm to patient health, action against Provider’s license, certification or accreditation, or fraud, in which case termination may be immediate. On request and before the effective date of the termination of this Agreement, or the termination of a Provider’s status as a Participating Provider, but within a period not to exceed sixty (60) days, Provider shall be entitled to a review of HPN’s proposed termination by an advisory review panel, except in a case in which there is imminent harm to patient health or an action by a state licensing board or other accreditation or certification body or government agency, that effectively impairs Provider’s ability to operate in the State, or in a case of fraud or malfeasance. The advisory review panel shall be composed of Participating Providers appointed to serve on the standing quality assurance committee or utilization review committee of HPN or the respective Payer. The decision of the advisory review panel must be considered but is not binding. HPN or the respective Payer shall provide to Provider, on request, a copy of the recommendation of the advisory review panel and HPN’s or the respective Payer’s determination. Provider shall be entitled to an expedited review process by HPN or Payer on request of Provider. Except for termination based on imminent harm to Members, HPN or Payer shall notify Members of the termination of Provider’s status as a Participating Provider at least thirty (30) days prior to the effective date of the termination or the advisory review panel makes a formal recommendation. Provider agrees to assist HPN and Payer in providing such written notice as well as a description of alternative care.

13.10 Termination of a Payer Agreement. HPN may terminate Provider’s participation, in whole or in part, under a Payer Plan in the event the contract between CMS and a Payer or the Payer Agreement between HPN and a Payer is terminated or not renewed. Such termination shall be accomplished by delivery of written notice to Provider of the date upon which said termination will become effective.

ARTICLE 14

MISCELLANEOUS

14.1 References to Provider. If Provider is a legal entity composed of licensed Participating Provider, then all references, obligations, representations, warranties, and covenants pertaining to “Provider” herein shall apply to the legal entity as a whole and each health care provider thereof individually wherever appropriate. In addition, all references, obligations, representations and warranties pertaining to “Provider” shall apply to all employees, agents, representatives and Subcontractors of Provider, wherever appropriate.

14.2 Nondiscrimination and other Material Laws. Provider agrees to comply with all applicable provisions of State and federal law. Provider shall meet the standards for participation and all applicable requirements for providers of health care services under the Medicare program. In addition, Provider shall require that all facilities and offices utilized by Provider to provide Covered Services to Medicare Members shall comply with facility standards established by CMS. Provider shall not unlawfully discriminate against employees or applicants for employment or against any Members on the basis of race, color, creed, national origin, ancestry, religion, sex, marital status, age (except as provided by law), or physical or mental handicap, sexual orientation, source of payment, utilization of health services, or other unlawful basis. Provider shall ensure that the evaluation and treatment of its employees and applicants for employment and of Members are free of such discrimination. In addition to the foregoing, Provider shall comply with Title VI of the Civil Right Act of 1964, as amended (42 U.S.C. § 2000d, et seq.), Section 504 of the Rehabilitation Act of 1973, as amended (29 U.S.C. § 794) and the regulations thereunder, Title IX of the Education Amendments of 1972, as amended (20 U.S.C. § 1681, et seq.), the Age Discrimination Act of 1975, as amended (42 U.S.C. § 9849), the Americans with Disabilities Act (P.L. 101-365) (ADA) and all implementing regulations, guidelines and standards as are now or may be lawfully adopted under the above statutes. Without limiting the foregoing, Provider shall assure that Members with disabilities are provided with Provider and Provider’s agents as required by the ADA or other applicable law.

14.3 Captions and Gender. All captions and headings throughout this Agreement are for convenience only and shall in no way be held or deemed to limit, modify or amplify the meaning of any provision of this Agreement. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons may require.

14.4 Force Majeure. Notwithstanding anything in this Agreement to the contrary, the parties shall each be excused, discharged and released from performance under this Agreement to the extent such performance is limited, delayed or prevented in whole or in part for any reason whatsoever not reasonably within the control of the affected party, including but not limited to any acts of God, war, invasion, acts of foreign enemy, hostilities (whether war was declared or not), any strike and/or industrial dispute, work stoppage, embargo or ban, non-performance of suppliers, transportation delays or by any law, regulation or order. The foregoing shall not be considered to be a waiver of any continuing obligations under this Agreement, and as soon as such conditions cease, the party affected thereby shall promptly fulfill its obligations under this Agreement.

14.5 Dispute Resolution. Provider and HPN agree to meet and confer in good faith to resolve any problems or disputes that may arise under this Agreement. Any controversy, dispute or claim arising out of or relating to this Agreement or the breach thereof, including any question regarding its interpretation, existence, validity or termination, shall be resolved by arbitration in accordance with this Section 14.5; provided, however, that the following shall not be subject to arbitration: (i) the right of either HPN or Provider to terminate this Agreement without cause under Section 13.2; or (ii) in a legal proceeding brought by a third party against HPN or Provider, or any cross-claim or third party claim brought by a third party against HPN or Provider. Negotiation shall be a condition precedent to the filing of any arbitration demand by either party, and no arbitration demand may be filed until the exhaustion of HPN’s internal appeal procedures. In the event arbitration between Provider and HPN becomes necessary, such arbitration shall be initiated by either party making a written demand for arbitration on the other party. The arbitration shall be conducted in Houston, Harris County, Texas. The arbitration shall be conducted in accordance with the Texas General Arbitration Act (the Act) and the Commercial Arbitration Rules of the American Arbitration Association (the Rules) as they are in effect when the arbitration is conducted. To the extent that the Act is inconsistent with the Rules, the Act shall govern over the Rules. The parties expressly agree to be bound by the decision of the arbitrator(s). The parties further agree that the prevailing, or substantially prevailing, party’s costs of arbitration are to be borne in equal shares by the other parties. All costs relating to the arbitration shall be borne equally by the parties, other than their own attorneys’ and experts’ fees. The parties will bear their own attorneys’ and expert’s fees. Notwithstanding this agreement to arbitrate, HPN or Provider may seek interim and/or permanent injunctive relief pursuant to this Agreement in any Houston, Harris County, Texas court of competent jurisdiction. With respect to disputes arising during the life of this Agreement, this Section 14.5 shall survive the termination or expiration of this Agreement.

14.6 Successor Entity or Management Company. Provider agrees to provide ninety (90) days written notice to HPN of its intent to (i) sell, transfer or convey its business or a substantial portion of its business to another entity (“Successor Entity”), or (ii) enter into a management contract with a management company which does not manage Provider as of the Effective Date (“Management Company”). Provider agrees, and shall cause any such Successor Entity and/or Management Company to agree, to be bound by the terms and conditions of this Agreement, if this Agreement is not otherwise terminated in accordance with its provisions. HPN shall have the right to terminate this Agreement on ninety (90) days’ prior written notice to Provider if HPN reasonably determines that any successor entity or company responsible for the management of Provider cannot satisfactorily perform the obligations of Provider under this Agreement or that HPN prefers not to do business with the successor entity or management company.

14.7 Modification of the Agreement. This Agreement may be amended or modified in writing as mutually agreed upon by the parties. In addition, HPN may modify any provision of this Agreement upon thirty (30) days’ prior written notice to Provider. Provider shall be deemed to have accepted HPN’s modification if Provider fails to object to such modifications, in writing, within the thirty (30) day notice period. If Provider objects to a modification of the Agreement by HPN, HPN may terminate this Agreement. Amendments as determined by HPN to be necessary to effect compliance with legislative, regulatory or other legal authority do not require the consent of Provider and shall be effective immediately upon Provider’s receipt from HPN of notice of amendment.

14.8 Assignment. Neither party to this Agreement shall assign or transfer its rights, duties or obligations under this Agreement without the prior written consent of the other Party; provided, however, HPN may assign this Agreement to an affiliated or related third party. Other than as expressly provided by this Agreement, any attempted assignment, by operation of law or otherwise, shall be void and unenforceable. This Agreement shall inure to the benefit of and shall bind the successors and permitted assignees of the parties hereto. This Agreement and the rights, interests and benefits hereunder shall not be assigned or in any manner transferred by Provider.

14.9 Indemnification. THE PARTIES AGREE TO DEFEND, INDEMNIFY AND HOLD HARMLESS, THE OTHER PARTY AND PAYERS AND THEIR DIRECTORS, OFFICERS, EMPLOYEE AFFILIATES, AND AGENTS AGAINST ANY CLAIMS, LOSSES, DAMAGES, COSTS, EXPENSES OR LIABILITIES, INCLUDING COSTS AND ATTORNEYS’ FEES, RESULTING SOLELY FROM NEGLIGENT OR WILLFUL ACTS OR OMISSIONS BY THE OTHER PARTY, ITS SUBCONTRACTORS, AGENTS, REPRESENTATIVES OR EMPLOYEES OR ARISING OUT OF OR RELATED TO THE PERFORMANCE OR NONPERFORMANCE BY THE OTHER PARTY, ITS EMPLOYEES OR AGENTS AND OTHER SERVICES TO BE PERFORMED BY THE OTHER PARTY PURSUANT TO THIS AGREEMENT. THIS INDEMNITY SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S OR PAYER’S RIGHTS TO COMMON LAW INDEMNITY.

14.10 Notice. Any notice required to be given pursuant to the terms and provisions hereof shall be sent by hand delivery, by certified mail, return receipt requested, postage prepaid or by telefacsimile, to HPN or to Provider at the respective address or telephone number indicated herein. Notice shall be deemed to be effective when mailed or hand delivered, but notice of change of address shall be effective upon receipt.

14.11 Governing Law and Venue. This Agreement shall be governed in all respects by the laws of the State of Texas, and venue for any court action shall lie in Harris County, Texas.

14.12 Severance of Invalid Provisions. If any provision of this Agreement is found to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. The remaining provisions shall remain in full force and effect unaffected by such severance, provided that the invalid provision is not material to the overall purpose and operation of this Agreement.

14.13 Waiver. The waiver by either party of any breach of any provision of this Agreement or warranty representation herein set forth shall not be construed as a waiver of any subsequent breach of the same or any other provision. The failure to exercise any right hereunder shall not operate as a waiver of such right. All rights and remedies provided herein are cumulative.

14.14 Entire Agreement. This Agreement, together with the Exhibits and all other documents incorporated by reference, contains all the terms and conditions agreed upon by the parties hereto regarding the subject matter of this Agreement. Any prior agreements, promises, negotiations or representations, either oral ,or written, relating to the subject matter of this Agreement not expressly set forth in this Agreement are of no force or effect. Neither Party shall be entitled to any benefits other than those specified herein. The Parties acknowledge that in entering into and executing this Agreement, the Parties rely solely upon the representations and agreements contained in this Agreement and no others.

14.15 Remedies. All rights, powers, and remedies granted to either Party by any particular term of this Agreement are in addition to, and not in limitation of, any rights, powers, or remedies that it has under any other term of this Agreement, at common law, in equity, by statute, or otherwise, and all such rights, powers, and remedies may be exercised separately or concurrently, in such order and as often as may be deemed expedient by either Party. No delay or omission by either Party to exercise any right, power, or remedy shall impair such right, power, or remedy to be construed to be a waiver of any breach or default or any acquiescence therein.

14.16 Nonexclusivity. No provision of this Agreement shall prevent either Party from participating in or contracting with any other provider, physician group, insurer, health maintenance organization, preferred provider organization, independent practice organization, or other entity.

14.17 Execution. This Agreement shall be executed by an authorized representative of each Party and may be executed in multiple copies. Each copy shall be deemed an original, but all copies together shall constitute one and the same instrument.

14.18 Compliance with Law. HPN, Payer, and Provider shall follow and adhere to all applicable laws and regulations including, but not limited to, the Health Maintenance Organization Act of 1973 (42 U.S.C.A. § 300e, et seq.) and applicable regulations thereunder, the Employee Retirement Income Security Act (29 U.S.C.A. § 1001, et seq.) and applicable regulations thereunder, the Texas Health Maintenance Organization Act (TEX. INS. CODE, Chapter 20A) and applicable regulations thereunder and Titles XVIII and XIX of the Social Security Act and applicable regulations thereunder, as amended from time to time.

IN WITNESS WHEREOF, the foregoing Agreement between HPN and Provider is entered into by and between the undersigned parties, to be effective as of the date first written above.

HERITAGE PHYSICIAN NETWORKS

By:	/s/ Theodore Carpenter
Name:	Theodore Carpenter
Title:	Executive Vice President and C.O.O.

Address for Notices:

Heritage Physician Networks

4888 Loop Central Drive, Suite 700

Houston, Texas 77081

Attn: Executive Director

Telephone Number:

713/965-9444

PROVIDER

By:	/s/ Grant M. Gables
Name:	Grant M. Gables
Title:	V.P. Managed Care

Address for Notices:

3030 Horseshoe Drive S. # 200

Naples, Florida 34104

Attn: Grant M. Gables

Telephone Number:

713-260-9627

EXHIBIT A

PROVIDER COMPENSATION FOR RISK PAYERS

All services performed or supplied provided by Provider shall be compensated at the rates identified herein.

Consultation and Education:		Cost:
G0108	Individual consultation	[R	]*
G0109	Group class education (billed in thirty minute units.)	[R	]*
* Each unit represents thirty (30) minutes of time.

Diabetes Supplies:		Cost:
E0607	Home Blood Glucose Monitor	[R	]**
A4253	Blood Glucose Strips - 50 count per box	[R	]
A4254	Replacement Battery	[R	]
A4256	Normal, High Low Calibration solution	[R	]
A4258	Spring Powered Lancet Device	[R	]
A4259	Lancets – 100 count per box	[R	]
A4206	Syringes	[R	]

**     Each member who utilizes Provider’s services shall be given a preferred Bayer glucose monitor (Elite, Breeze, etc.) free of charge either to the Member or HPN. If a Member requests a non-preferred glucose monitor, then Provider will be compensated according to the rate identified herein.

Provider may, at its sole discretion, offer additional non-covered supplies, to Member and agree that Provider shall be compensated directly by the Member for such supplies at [R] of the then current Medicare allowable rates for the county in which supplies are delivered.

Examples:
A5119	Skin Barrier Wipes	[R	]
A6257	Transparent Film - 16 sq. In	[R	]
A6258	Transparent Film - 16-48 sq. In	[R	]
K0601	Pump Batteries	[R	]
K0552	Insulin Pump Cartridges	[R	]
L7900	Male Vacuum Erection System	[R	]

[R]	Redacted materials have been omitted pursuant to a Confidential Treatment Request filed under 17 C.F.R. § 230.406. The omitted materials have been filed separately with the Office of the Secretary of the Securities and Exchange Commission.

Additional Services (at no additional cost):

For Diabetes Education Solution:

1.	Provide an American Diabetes Association recognized program consisting of no less than ten (10) important self management topics.

2.	Utilize Dynamic and Engaging instructors consisting of Certified Diabetic Educators (CDEs), RN’s, Registered Dieticians (RDs). Bilingual as available.

3.	Individual goal setting for each class attendee.

4.	Follow up with attendee at 3 and 6 month intervals, and evaluate performance against goals.

5.	Spouses or other household support members attend free of charge.

6.	Provide high quality take home materials accompanies by a PowerPoint presentation.

7.	Flexible site locations to accommodate Member location requirements.

For Diabetes Member Support Solution:

1.	Assign a personal care coach to each member (the Care Coach Program).

2.	Ask a series of diabetes self management questions every 90 days.

3.	Take and send a supply order via mail. No shipping expense.

4.	Provide the member with access to our clinical diabetes professionals including CDEs, RD and RNs.

5.	Send targeted education materials with approval of Members.

6.	Handle all billing and insurance issues on behalf of Members.

7.	Provide annual trend reports for accreditation activities.

EXHIBIT B

HPN’S CONTRACT AUTHORITY

1.	Provider hereby grants HPN the authority to negotiate and enter into and amend Payer Agreements for the provision of Covered Services to Members by Provider in accordance with the following terms and conditions.

2.	In the event the terms and conditions of a Payer Agreement, or amendment thereto, are substantially similar to this Agreement as it may be amended from time to time, HPN shall notify Provider not less than fifteen (15) days in advance of the effective date of any such Payer Agreement or amendment. Provider shall be automatically bound to such Payer Agreement or amendment upon such effective date.\

3.	In the event of the terms and conditions of the Payer Agreement or amendment do not meet the terms and conditions set forth in this Agreement, HPN shall notify Provider of such terms and conditions. Unless HPN receives timely written notice from Provider rejecting such Payer Agreements on or before fifteen (15) days after Provider’s notice, Provider shall be deemed to have accepted such Payer Agreement or amendment and to have agreed to provide Covered Services to Members in accordance with the terms of such Payer Agreement; provided however, in the event the compensation terms under a Payer Agreement or amendment are lower than or otherwise inconsistent with the terms of this Agreements, Provider shall be required to affirmatively accept such compensation terms in writing within the period of time specified in HPN’s notice, or such Payer Agreement shall be construed as rejected by Provider.

EXHIBIT C

EXISTING CONTRACTS

The following Risk Payer(s), as modified from time to time, and their designated products are contacted with HPN:

Medicare Advantage HMO

SelectCare of Texas, LLC (product=TexanPlus)

EXHIBIT D

MEDICARE ADVANTAGE PROGRAM REQUIREMENTS

Unless otherwise expressly provided herein, all defined terms used herein shall have the same meanings ascribed to such terms in the Agreement. The following additional paragraphs, or amendments or additions to existing paragraphs are hereby made a part of the Agreement:

ARTICLE 1

DEFINITIONS

For purposes of this Exhibit D, the following terms shall have the meanings ascribed thereto unless another meaning is clearly required by the context in which such term is used. Definitions respecting the matters set forth below shall not differ from the definitions set forth in Title XVIII, Part C of the Social Security Act (“1851-1859; 42 U.S.C.A.” 1395w-21 to -28 (West Supp. 1999)) and the rules and regulations promulgated thereunder.

1.1 Continuation Area means an additional area outside of the Payer Plan’s service area within which Payer furnishes or arranges for the furnishing of Covered Services to Medicare Members who move outside of the Payer Plan’s service area.

1.2 CMS Contract means the contract between Payer and CMS under the Medicare Advantage Program.

1.3 Medicare Member means a Member who is eligible to receive Covered Services under a Payer Plan that is offered under the Medicare Advantage Program.

1.4 Urgently Needed Services means Covered Services under a Payer Plan provided when a Medicare Member is temporarily absent from the Payer Plan’s service area {or, if applicable, Continuation Area) (or, under unusual and extraordinary circumstances, provided when a Medicare Member is in the Payer Plan’s service area or Continuation Area, but Payer’s provider network is temporarily unavailable or inaccessible) when such services are Medically Necessary and required without delay in order to prevent the serious deterioration of a Medicare Member’s health as a result of an unforeseen illness, injury, or condition and it was not reasonable given the circumstances to obtain the services through Payer’s provider network.

ARTICLE 2

RESPONSIBILITIES OF PROVIDER

2.1 Provision of Services. Provider agrees to provide Covered Services in a manner consistent with professionally recognized standards of health care. Provider agrees further to (i) provide Covered Services in a culturally competent manner to all Medicare Members by making a particular effort to ensure that those with limited English proficiency or reading skills, diverse cultural and ethnic backgrounds, and physical or mental disabilities receive the health care to which they are entitled; (ii) provide Medicare

Members information regarding treatment options in a culturally competent manner, including the option of no treatment; and (iii) ensure that Medicare Members with disabilities have effective communications with participants throughout Provider in making decisions regarding treatment options.

2.2 Access to Benefits. Provider shall make Covered Services available and accessible to Medicare Members on a 24-hours per day, 7-day per week basis and with reasonable promptness and in a manner which assures continuity in the provision of Covered Services.

2.3 Discrimination Prohibited. Provider shall not deny, limit, or condition the furnishing of benefits to a Medicare Member on the basis of any factor that is related to health status, including, but not limited to the following: (i) medical condition, including mental as well as physical illness; (ii) claims experience; (iii) receipt of health care; (iv) medical history; (v) genetic information; (vi) evidence of insurability, including conditions arising out of acts of domestic violence; or (vii) disability.

2.4 Screening Mammography, Influenza Vaccine, Pneumococcal Vaccine, and Woman’s Health Services. Provider acknowledges that Medicare Members may directly access (through self-referral) Covered Services constituting screening mammography, influenza vaccine and women’s routine and preventative health care services provided by a women’s health specialist Participating Provider. Provider may not bill or collect from Medicare Members copayments, or any other type of cost sharing for influenza vaccine and pneumococcal vaccine.

2.5 Subcontractors. Prior to entering into a subcontract whereby Provider arranges to provide any of its services hereunder through a Subcontractor, Provider (i) shall obtain HPN’s written approval of such subcontract; and (ii) agrees, and shall cause such Subcontractor to agree, that such services shall be performed in accordance with the terms and conditions of the Agreement and the CMS Contract. If Provider carries out any responsibilities under the Agreement through the use of a Subcontractor, including any organization related by ownership or control to Provider when the subcontract is worth or costs Ten Thousand Dollars ($10,000) or more over a twelve (12) month period, Provider shall obtain and forward to HPN the Subcontractor’s written promise to be bound as Provider under the Agreement. Subject to and in accordance with the foregoing, Provider shall make available to government agencies and accreditation organizations all Medicare Member medical information required for assessing the quality of care or investigating Medicare Member’s grievances or complaints.

2.6 Reporting Requirements. Provider agrees to provide to HPN or Payer all documents and information necessary for Payer to comply with Payer’s requirements for submitting information under the respective CMS Contract, as determined in the sole discretion of Payer. Provider further agrees, as a condition to receiving payment under the Agreement, to provide a monthly certification certifying, to the best of Provider’s knowledge, information, and belief, the accuracy, completeness, and truthfulness of the encounter data Provider submits to HPN or Payer under this Section 2.6 and in accordance with the provisions of 42 C.F.R. 422.502(1), as may be amended from time to time.

2.7 Accountability. Provider hereby acknowledges and agrees that Payer shall oversee and be accountable to CMS for any of Payer’s functions or responsibilities under the Medicare Advantage Program. Provider agrees to cooperate with Payer and assist Payer in such oversight and accountability activities as part of the program integrity requirements under the Medicare Advantage Program.

2.8 Excluded Providers. Provider acknowledges that Payer is prohibited from employing or contracting with an individual who is excluded from participation in the Medicare program (or with an entity that employs or contracts with such an individual) for the provision of any of the following: (i) health care; (ii) utilization review; (iii) medical social work; or (iv) administrative services. Provider agrees to immediately notify HPN and Payer in the event Provider, or any of its employees, Subcontractors, or agents is excluded from participation in the Medicare program or any administrative or regulatory proceedings is initiated that could lead to the exclusion of Provider or any of its employees, agents or Subcontractors from the Medicare program. In such event, HPN or Payer may immediately terminate Provider’s participation under such Payer’s Plan.

2.9 Physician Incentive Plans. In the event Provider enters into an agreement with any individual physician or physician group related to the performance of Provider’s duties under this Exhibit D that includes a physician incentive plan as defined in 42 C.F.R. §422.208, Provider agrees that such physician incentive plan shall comply with the rules and regulations set forth under the Medicare Advantage Program and agrees to the following:

2.9.1 no payments shall be made directly or indirectly to any physician as an inducement to reduce or limit Medically Necessary services;

2.9.2 Provider agrees, and shall cause such physician to agree, to disclose the terms and conditions of any and all physician incentive plan arrangements entered into by Provider, including without limitation: (i) whether the amount of compensation under such arrangement covers physician referrals; (ii) the amount of the financial incentives, stated as a percentage of withhold or bonus; (iii) the amount of stop loss coverage maintained by Provider and physicians; and (iv) the number of covered lives under each physician incentive plan submitted in accordance with this Exhibit D or as otherwise required by HPN or Payer; and

2.9.3 Provider agrees, and shall cause each physician and physician group to agree, to cooperate with any patient satisfaction survey and any other efforts of HPN and Payer to comply with federal and state regulations, including disclosure requirements.

2.10 Advance Directives. Provider shall: (i) document in a prominent part of each Medicare Member’s medical record whether or not the Medicare Member has executed an advance directive; (ii) not condition the provision of care or otherwise discriminate against a Medicare Member based on whether or not the individual has executed an advance directive; (iii) comply with HPN’s and Payer’s policies and procedures regarding advance directives; and (iv) comply with requirements of state and federal law regarding advance directives, including without limitation the rules and regulations under the Medicare Advantage Program.

2.11 Notice of Discharge. Provider shall (i) comply with the Medicare Advantage Program requirements and HPN and Payer’s policy and procedures regarding review of noncoverage of inpatient hospital care, including without limitation, the submission of medical records and other pertinent information in a timely manner; and (ii) provide Notice of Discharge to Provider Members in accordance with HPN and Payer’s policies and procedures and the requirements of the Medicare Advantage Program; provided, however, Provider shall not give Notice of Discharge to any Member without first notifying HPN and Payer of the proposed discharge and obtaining HPN and Payer’s approval of such Notice of Discharge. Provider shall cooperate with HPN and Payer with respect to the proposed discharge. Provider shall cooperate with the Member and HPN and Payer to arrange an orderly discharge, including without limitation providing all medical information related to the Member’s care, subject to and in accordance with state and federal laws and regulations regarding the confidentiality of patient medical records. Provider agrees to pay the copying costs of any such medical information.

2.11 Prohibition on Removal of Assigned Medicare Members. Provider shall not request, demand, require or otherwise seek, directly or indirectly, the termination from a Payer Plan of any Medicare Member based upon the Medicare Member’s need for or utilization of medically required services, or in order to gain financially or otherwise from such termination. Provider may request that Payer terminate coverage of a Medicare Member for reasons of fraud, disruption of medical services, or failure to follow a physician’s orders, or for any of the reasons for mandatory disenrollment specified by CMS. However, Provider agrees that Payer shall have sole and ultimate authority to terminate a Medicare Member’s coverage, and to notify the Medicare Member of his/her termination. Provider understands that any requested termination is subject to prior approval by CMS.

2.12 Continuation of Covered Services.

2.12.1 Payer shall develop a system to provide Provider with reasonable advance notice of impending ineligibility of a Medicare Member who is currently undergoing treatment from Provider. Upon receipt of notification of ineligibility of a Medicare Member, Provider shall use reasonable efforts (i) to advise such Medicare Member of alternative health care providers, programs or arrangements, if any, available to such Medicare Member; and (ii) to assist in the transfer of such Medicare Member whose responsibility for treatment is assumed by another health care provider. Nothing in the Agreement removes the obligation of Provider to not abandon any Member who is a patient.

2.12.2 Notwithstanding any other provision to the contrary, in the event a Medicare Member under a Payer Plan becomes ineligible or a Payer Plan terminates, Provider will continue to provide Covered Services to: (i) all such Medicare Members through the period for which payment from CMS to Payer has been paid; (ii) Medicare Members who are inpatients on the date of such event until their discharge.

2.123 Provider acknowledges that in the event of HPN’s or Payer’s insolvency or other cessation of operations, Provider will continue to provide covered services to Medicare Members through the period for which payment from CMS to Payer has been made and to Medicare Members who are inpatients in a hospital on the date of insolvency or other cessation of operations until their discharge. No changes in the insolvency protection or continuation of benefits provisions under this Section shall be made without prior written approval of CMS, if applicable. In the event Provider violates this Section, Provider agrees to pay any penalties or sanctions imposed by CMS or other government agency.

ARTICLE 3

COORDINATION OF CARE

3.1 Coordination of Care. Provider hereby agrees to the following:

3.1.1 Consultation with PCP. Provider shall consult with and periodically update the Member’s PCP as regards the treatment being provided to the Member under the referral from the PCP.

3.1.2 Treatment Referral. Provider agrees that Covered Services to be provided under this Agreement will be compensated by HPN only on proper referral by a PCP, unless the Payer Plan specifically authorizes Provider to provide Covered Services other than through referral by a PCP.

3.1.3 Treatment Updates. If applicable, Provider agrees to provide the PCP of each Member referred to Provider not later than five (5) working days after the initial consultation with Member, a report concerning the treatment being provided to the Member. If the treatment exceeds ten (10) working days following the date of referral to Provider, Provider shall provide treatment updates to the PCP not less than every fifteen (15) working days beginning on the tenth (10th) day until such treatment is concluded. Provider’s patient records must be properly noted as to the communication of the required information to the PCP.

3.1.4 Specialist Referrals. If Provider determines after examination of a Member that the treatment required for the Member will require specialist services of a Participating Facility which are outside the area of specialization of Provider, Provider shall consult with the PCP regarding the needed treatment and the needed services of an additional Participating Facility, and if the PCP considers such referral necessary, the PCP shall make an additional referral of the Member to the appropriate Participating Facility as determined to be necessary as a result of the discussions with Provider, in accordance with the referral policies of HPN and Payer.

3.2 Exchange of Information. Provider shall cooperate and participate in all HPN and Payer Plan requirements designed to ensure that there is a confidential exchange of information among Participating Providers.

ARTICLE 4

MANAGED CARE SERVICES

4.1 Quality Assurance.

4.1.1 Quality Management and Improvement Program. Provider agrees to comply with the quality management and improvement program of each Payer Plan and to consult with HPN and Payer regarding such activities.

4.1.2 External Review. Provider acknowledges that Payer is required under the Medicare Advantage Program to have an agreement with an independent quality review and improvement organization approved by CMS to perform an external review of the quality management and improvement program. Provider agrees to comply with the activities of Payer’s independent quality review and improvement organization in accordance with the applicable Medicare Advantage Program requirements, including, without limitation, (i) allocating adequate space at Provider’s facilities for use of the review organization whenever it is conducting review activities; and (ii) providing all pertinent data, including without limitation, patient care data, at the time the review organization needs the data to carry out the review and make its determination.

4.1.3 Policies and Procedures. Provider agrees to comply with Payer’s policies and procedures, including without limitation written standards for the following: (i) timeliness of access to care and member services; (ii) policies and procedures that allow for individual Medical Necessity determinations (e.g., coverage rules, practice guidelines, payment policies); and (iii) provider consideration of Medicare Member input into Provider’s proposed treatment plan.

4.1.4 Grievance, Organization, Determinations, and Appeals. Provider agrees to comply with Payer’s procedures for Medicare Member grievances, organization detenuinations, and Medicare Member appeals, including gathering and forwarding to HPN and Payer information related to such appeals. Provider shall maintain a contract with a Peer Review Organization (a “PRO”) operating in the area in which Provider is located, in accordance with the provisions of 42 C.F.R. § 466.70 et seq. and 42 C.F.R. §422.622.

ARTICLE 5

FINANCIAL ARRANGEMENT

5.1 Special Payment Rules for Inpatient Provider Stays.

5.1.1 Provider shall not be entitled to payment from Payer for Covered Services provided to a Medicare Member who is receiving inpatient hospital services from Provider as of the effective date of the Medicare Member’s election of the Payer Plan until after the date of the Medicare Member’s discharge. In the event a Medicare Member’s eligibility to receive Covered Services ends, Provider shall be entitled to payment from Payer for Covered Services provided to a Medicare Member who is receiving inpatient hospital services from Provider as of the effective date of the end of such coverage after such date and until the date of the Medicare Member’s discharge.

5.1.2 Provider acknowledges and agrees that after Payer determines that inpatient hospital services are not, or are no longer, covered under the Payer Plan, Payer is responsible for payment to Provider for services rendered in connection with the continued hospital stay until noon of the calendar day following the day Payer notifies Medicare Member of its determination regarding coverage for the continued hospital stay only if (i) Payer authorized the inpatient stay directly or by delegation; and (ii) Medicare Member makes a timely request for Peer Review Organization (PRO) review. Provider further acknowledges and agrees that if Payer did not authorize the inpatient stay directly or by delegation, Payer will only pay Provider for the continued stay if it is determined by PRO or Payer on appeal that the hospital stay should have been a Covered Service.

5.2 Services Furnished Under a Private Contract. Provider shall not be entitled to payment from Payer for Covered Services (other than Emergency Services or Urgently Needed Services) provided by a physician or other practitioner, including an employee or Subcontractor, who has filed with the Medicare carrier an affidavit promising to furnish Medicare-covered services to Medicare beneficiaries only through private contracts under Section 1802(b) of the Social Security Act with the beneficiaries.

5.3 Incorrect Collections. Provider agrees to refund any amounts incorrectly collected from a Medicare Member (or from others on behalf of a Medicare Member), and to pay any other amounts due to a Medicare Member (or others on a Medicare Member’s behalf), in accordance with the provisions of 42 C.F.R. § 422.309, as may be amended from time to time. Provider further agrees to notify HPN and Payer of any amounts Provider owes under this Section 5.3.

5.4 Medicare as Secondary Payer. Provider shall not be entitled to payment by Payer for the provision of Covered Services to the extent that the Medicare Advantage Program is not the primary Payer, as determined in accordance with the relevant provisions of Section 1862(b) of the Social Security Act and 42 C.F.R. Part 411.

ARTICLE 6

ACCESS TO BOOKS AND RECORDS

6.1 Access to Records. Notwithstanding any other provision to the contrary, Provider hereby agrees to the following: the Department of Health and Human Services (ADHHS), the Comptroller General or other government agencies, or their designee may evaluate, through inspection or other means: (i) the quality, appropriateness, and timeliness of services furnished to Medicare Members; and (ii) the facilities of Provider. Provider further agrees that DHHS, the Comptroller General, or their designees may audit, evaluate, or inspect any books, contracts, medical records, patient care documentation, and other records of Provider (or its assignee) that pertain to any aspect of services performed, reconciliation of benefit liabilities, and determination of amounts payable under CMS Contract, or as the Secretary may deem necessary to enforce the CMS Contract. Provider agrees to: (i) retain for a period of six (6) years from the final date of the contract period of the CMS Contract; and (ii) to make available, for the purposes specified in this Section 6.1, its premises, physical facilities and equipment, records relating to Medicare Members, and any additional relevant information that CMS may require. Provider further agrees that DHHS, the Comptroller General, or their designee’s right to inspect, evaluate, and audit extends through six (6) years from the final date of the contract period of CMS Contract or completion of any audit, whichever is later.

6.2 Confidentiality of Records. For any medical records or other infonnation Provider maintains with respect to Medicare Members, Provider must establish procedures to: (i) safeguard the privacy of any information that identifies a Medicare Member; (ii) release information from, or copies of, records only to authorized individuals; (iii) ensure that unauthorized individuals cannot gain access to or alter Medicare Member records; (iv) release original medical records only in accordance with state and federal laws, court orders, or subpoenas; (v) maintain the records and information in an accurate and timely manner; (vi) ensure timely access by Medicare Members to the records and information that pertain to them; and (vi) abide by all state and federal laws regarding confidentiality and disclosure for mental health records, medical records, other health information and Medicare Member information.

6.3 Exchange of Information. Provider shall maintain each Medicare Member medical record in accordance with standards established by Payer and shall cooperate with Payer to ensure that there is appropriate and confidential exchange of information among provider network components.

ARTICLE 7

MISCELLANEOUS

7.1 Compliance with Laws. Provider and Payer agree to comply with: (i) Title VI of the Civil Rights Act of 1964 as implemented by regulations at 45 C.F.R. part 84; (ii) The Age Discrimination Act of 1975 as implemented by regulations at 45 C.F.R. part 91; (iii) The Rehabilitation Act of 1973; (iv) The Americans With Disabilities Act; and (v) all other applicable laws and rules, including, without limitation, all applicable Medicare rules and regulations and CMS instruction. Provider acknowledges that Payer receives federal funds and that as a subcontractor of Payer, the payments Provider receives under the Agreement are, in whole or in part, from federal funds. Provider agrees to comply with all laws, rules, and regulations applicable to entities receiving federal funds.

7.2 Notice to Provider. In the event Provider’s participation in a Payer Plan is denied, suspended, or terminated, HPN br Payer shall provide Provider the notice required under 42 C.F.R. 422.204 (c)(1).

EXHIBIT E

REQUIREMENTS OF A CLEAN CLAIM

Description CMS 1500	CMS 1500 field number
The following data elements must be complete, legible, and accurate:

Patient’s ID Number	1a

Patient’s Name	2

Patient’s Date of Birth and gender	3

Subscriber’s Name	4

Patient’s Address (street or P.O. Box, city, zip)	5

Patient’s relationship to Subscriber	6

Subscriber’s address (street or P.O. Box, city, zip)	7

Other insured’s or enrollee’s name if patient is covered by more than one health benefit plan	9

Other insured’s or enrollee’s policy/group number	9a

Other insured’s or enrollee’s date of birth	9b

Other insured’s or enrollee’s plan name (employer, school, etc.)	9c

Other insured’s or enrollee’s health plan name	9d

Whether patient’s condition is related to employment, auto accident, or other accident	10a-c

Subscriber’s policy number	11

Subscriber’s birth date and gender	11a

Subscriber’s plan name (employer, school, etc.)	11b

Health Plan name	11c

Disclosure of any other health benefit plans; if respond “yes” to 11d, then complete 9 through 9d; if respond “no” to 11d, then data elements 9 through 9d are not essential to the claim	11d

Patient’s or authorized person’s signature or notation that the signature is on file with the physician or provider	12

Subscriber’s or authorized person’s signature or notation that the signature is on file with the physician or provider	13

Date of current illness, injury, or pregnancy	14

First date of previous same or similar illness	15

Referring physician’s name	17

Referring physician’s UPIN number, if applicable	17a

Valid diagnosis code(s) to the fifth digit when applicable	21

Prior authorization number, if services require prior authorization	23

Date(s) of service	24a

Valid place of service codes	24b

Valid type of service code	24c

Valid procedure/modifier code	24d

Diagnosis code pointer by specific service	24e

Charge for each listed service	24f

Number of days or units	24g

Reserved for local use (performing provider number), required if group practice group practice	24k

Description CMS 1500	CMS 1500 field number
Physician’s or provider’s federal tax ID number	25

Whether assignment was accepted (applicable when assignment under Medicare is accepted)	27

Total charge	28

Amount paid is required if (1) an amount has been paid to the physician or provider submitting the claim by the patient or subscriber or (2) an amount of a covered claim was paid by a primary payor plan	29

Balance due is applicable if an amount has been paid to the physician or provider submitting the claim by the patient or subscriber	30

Signature of physician or provider or notation that the signature is on file with the health plan	31

Name and address of facility where services ‘rendered (if other than home or office)	32

Physician’s or provider’s billing name, address, zip code, and telephone #	33

Additional Requirements when applicable:

Operative reports or description of services on all claims with procedure codes that end in -99 (unlisted or undefined procedures)	Attachment

Description of supplies when using CPT Code 99070	Attachment or Detail on Claim Form

Primary carrier Explanation of Benefits	Attachment

Clinical notes detailing unusual bil limited to, CPT codes billed with a -25ling procedures including, but not modifier, repeat procedures on the same date of service, and Emergency room services	Attachment

For injectables, indicate the NDC number (or drug name) and quantity	Attachment or Detail on Claim Form

EXHIBIT F

BUSINESS ASSOCIATE TO BUSINESS ASSOCIATE AGREEMENT

THIS BUSINESS ASSOCIATE TO BUSINESS ASSOCIATE AGREEMENT is made as of the 1 s1 day of March, 2004 by and between Heritage Physician Networks, (hereinafter referred to as “Primary Business Associate”) and CDS Health Management Inc. (d/b/a Certified Diabetic Supplies), (hereinafter referred to as “Secondary Business Associate”) (collectively the “Parties”) in order to comply with the federal Standards for Privacy of Individually Identifiable Health Information, located at 45 C.F.R. parts 160 and 164 (“HIPAA” or the “Privacy Rule”).

RECITALS

WHEREAS, Primary Business Associate has agreements with certain Covered Entities, as defined by the federal HIPAA or Privacy Rule standards, that obligates the Primary Business Associate to the Secondary Business Associate obligations of the privacy and security standards of the HIPAA regulations as a contracted entity of a Primary Business Associate;

WHEREAS, Secondary Business Associate provides services on behalf of Primary Business Associate, including but not limited to, legal, actuarial, accounting consulting, data aggregation, management, administrative, accreditation, or financial services for Primary Business Associate;

WHEREAS, in connection with these services, Primary Business Associate discloses to Secondary Business Associate certain protected health information (“PHP”) that is subject to protection under the Privacy Rule;

WHEREAS, the Privacy Rule requires that Primary Business Associate receives adequate assurances that Secondary Business Associate will comply with certain obligations with respect to the PHI received in the course of providing services on behalf of Primary Business Associate; and

WHEREAS, the purpose of this Agreement is to comply with the requirements of the Privacy Rule.

NOW THEREFORE, in consideration of the mutual promises and covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Terms used herein, but not otherwise defined, shall have meaning ascribed by 45 C.F.R. parts 160 and 164.

1.1 Secondary Business Associate. “Secondary Business Associate” shall mean CDS Health Management Inc. (d/b/a Certified Diabetic Supplies).

1.2 Primary Business Associate. “Primary Business Associate” shall mean Heritage Physician Networks.

1.3 Designated Record Set. “Designated Record Set” shall mean a group of records maintained by or for a covered entity, as defined by the Privacy Rule, that is: (i) the medical records and billing records about Individuals maintained by or for a covered health care provider; (ii) the enrollment, payment, claims adjudication, and case or medical management record systems maintained by or for a health plan; or (iii) used, in whole or in part, by or for the covered entity to make decisions about Individuals. For purposes of this definition, the term “record” means any item, collection, or grouping of information that includes protected health information and is maintained, collected, used, or disseminated by or for a covered entity.

1.4 Individual. “Individual” shall mean the person who is the subject of the protected health information.

1.5 Privacy Rule. “Privacy Rule” shall mean the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. parts 160 and 164, subparts A and E.

1.6 Protected Health Information (“PHI”). “Protected Health Information” or PHI shall mean individually identifiable health information that is transmitted or maintained in any form or medium.

1.7 Required by Law. “Required by Law” shall mean a mandate contained in law that compels a use or disclosure of PHI.

1.8 Security Standards. “Security Standards” shall mean the Standards for the Security of Electronic Protected Health Information at 45 C.F.R. part 164, subparts A and C as they may be amended from time to time.

1.9 Secretary. “Secretary” shall mean the Secretary of the Department of Health and Human Services or his or her Designee.

ARTICLE 2

PURPOSES FOR DISCLOSURE

In connection with the services provided by Secondary Business Associate to or on behalf of Primary Business Associate described in this Agreement, Primary Business Associate may disclose PHI to Secondary Business Associate for the purposes of treatment, payment, or healthcare operations as described in 45 CFR part 164.506(a)(b)(c) for standard uses and in 45 CFR part 164.508 for uses and disclosures for which an authorization is required.

ARTICLE 3

SECONDARY BUSINESS ASSOCIATE OBLIGATIONS

Secondary Business Associate agrees to comply with applicable federal and state confidentiality and security laws, specifically the provisions of the Privacy Rule and Security Standards applicable to business associates (as defined by the Privacy Rule), including:

3.1 Use and Disclosure of PHI. Except as otherwise permitted by this Agreement or applicable law, Secondary Business Associate shall not use or disclose PHI except as necessary to provide services to or on behalf of Primary Business Associate, and shall not use or disclose PHI that would violate the Privacy Rule if used or disclosed by Primary Business Associate. Provided,